UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 7, 2011

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On December 7, 2011, AT&T Inc. (AT&T or the Company) provided an update on trends in its wireless segment. The Company reaffirmed guidance given at release of its third-quarter 2011 earnings that it expected the fourth quarter to be one of its strongest smartphones sales quarters ever. The Company has been experiencing strong wireless sales so far in the fourth quarter, nearing the all-time quarterly smartphone sales record. For the first two months of the fourth quarter, AT&T sold about 6 million smartphones. Its previous quarterly record was 6.1 million smartphone sales set in the third quarter of 2010.

AT&T is also seeing a higher number of customers upgrading their handsets than in prior quarters, in part reflecting customers who were waiting for the new iPhone, which launched in October 2011. The higher number of upgrades indicates that customers have continued to stay with AT&T in record numbers even in a very competitive environment, with more carriers than ever selling the iPhone. Also consistent with AT&T’s earlier guidance, these record smartphone sales are expected to have a near-term negative impact on margins and therefore earnings. However, AT&T expects that these postpaid customers over time will benefit the Company as, historically, postpaid customers produce stable revenue, reflecting their contract term, and higher average revenue per subscriber, including stronger data usage, than other customer categories. In November, AT&T reached its year-end goal of deploying LTE service to 15 markets. AT&T also confirmed that it expects to reach its goal of covering 70 million POPs with LTE by the end of the year.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: December 7, 2011	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller